                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              COMCAST CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                [LOGO OF COMCAST(R) CORPORATION APPEARS HERE]

                              1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 18, 1997

                               ----------------

  The Annual Meeting of Shareholders of Comcast Corporation (the "Company") will be held on Wednesday, June 18, 1997 at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the following purposes:

    1. To elect ten directors to serve for the ensuing year and until their respective successors shall have been duly elected and qualified.

    2. To consider a proposal to approve the Comcast Corporation 1996 Executive Cash Bonus Plan.

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The close of business on May 5, 1997 has been fixed as the record date for the meeting. All shareholders of record at that time are entitled to notice of, and all such holders of Class A Common Stock and Class B Common Stock are entitled to vote at, the meeting and any adjournment or postponement thereof. Holders of Class A Special Common Stock are not entitled to vote at the meeting. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

  All shareholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Class A Common Stock. The proxies are solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's Annual Report on Form 10-K is attached and a copy of its Summary Annual Report is enclosed.

                                          STANLEY WANG
                                              Secretary

May 16, 1997

                 [LOGO OF COMCAST(R) CORPORATION APPEARS HERE]
                              1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Comcast Corporation (the "Company"), a Pennsylvania corporation, for use at the Annual Meeting of Shareholders (the "meeting") to be held on Wednesday, June 18, 1997 at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about May 16, 1997.

  The Board of Directors does not intend to bring any matters before the meeting other than the matters specifically referred to in the notice of the meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" each of the nominees for the Board of Directors in the election of directors and "FOR" each of the other proposals submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

  At the close of business on May 5, 1997, the record date, the Company had outstanding [33,283,729] shares of Class A Common Stock, par value $1.00 per share, 8,786,250 shares of Class B Common Stock, par value $1.00 per share, and [283,525,310] shares of Class A Special Common Stock, par value $1.00 per share.

  On each matter voted upon at the meeting and any adjournment or postponement thereof, the Class A Common Stock and Class B Common Stock will vote together and each record holder of Class A Common Stock will be entitled to one vote per share and each record holder of Class B Common Stock will be entitled to fifteen votes per share. Holders of Class A Special Common Stock shall not be entitled to vote at the meeting. References to voting classes of the Company's Common Stock herein shall not include the Class A Special Common Stock. In the election of directors, Class A Common Stock and Class B Common Stock shareholders shall not have cumulative voting rights.

  The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum as to each such matter. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice of the meeting.

  In the election of directors, the ten nominees receiving a plurality of the votes cast at the meeting shall be elected. Approval of all other proposals to be submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  The holder of all of the Class B Common Stock has indicated that it will vote its shares "FOR" each of the nominees for director listed below and "FOR" each of the other proposals submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement. Consequently, the election of each of the nominees for director listed below and approval of each of the other proposals submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement are assured.

PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), of more than 5% of any voting class of the Company's Common Stock at the close of business on February 28, 1997. So far as is known to the Company, the persons named in the table below as beneficially owning the shares set forth therein have sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                           AMOUNT         PERCENT
TITLE OF              NAME AND ADDRESS OF               BENEFICIALLY        OF
VOTING CLASS          BENEFICIAL OWNER                     OWNED           CLASS
------------          -------------------               ------------      -------
Class A Common Stock  The Capital Group Companies, Inc.  2,692,500(1)        8.0%
                      333 South Hope Street
                      Los Angeles, CA 90071
                      Neuberger & Berman, LLC            2,145,521(2)        6.4%
                      605 Third Avenue
                      New York, NY 10158-3698
                      Ralph J. Roberts                   2,164,107(3)(4)     6.5%
                      1500 Market Street
                      Philadelphia, PA 19102-2148
Class B Common Stock  Ralph J. Roberts                   9,444,375(4)      100.0%
                      1500 Market Street
                      Philadelphia, PA 19102-2148

--------
(1) The information contained in this table with respect to The Capital Group Companies, Inc. ("TCG") is based upon filings made on Form 13F by TCG and its wholly owned subsidiaries, Capital Research and Management Company ("Capital Research") and Capital Guardian Trust Company ("Capital Guardian"), setting forth information as of December 31, 1996. Based upon such filings, 1,950,000 and 742,500 of these shares are beneficially owned by Capital Research and Capital Guardian, respectively.

(2) The information contained in this table with respect to Neuberger & Berman, LLC ("Neuberger") is based upon a filing made on Schedule 13G by Neuberger, setting forth information as of February 10, 1997. Based upon such filing, beneficial ownership of 1,125,000 of these shares is shared with Neuberger & Berman Management, Inc., a wholly owned subsidiary of Neuberger. The Schedule 13G indicates that Neuberger has shared dispositive power as to 2,145,521 shares, shared voting power as to 1,125,000 shares, and sole voting power as to 177,825 shares.

(3) At February 28, 1997, Sural Corporation ("Sural"), a Delaware corporation, owned 1,845,037 shares of Class A Common Stock. Mr. Roberts, Chairman of the Board of Directors of the Company, and members of his family own all of the voting securities of Sural. Pursuant to Rule 13d-3 of the Exchange Act, Mr. Roberts is deemed to be the beneficial owner of the shares of Class A Common Stock owned by Sural. Also includes 319,070 shares owned directly by Mr. Roberts. See also the last two sentences of note (4) below.

(4) At February 28, 1997, Sural was the sole owner of the Company's Class B Common Stock. Pursuant to Rule 13d-3 of the Exchange Act, Mr. Roberts is deemed to be the beneficial owner of the shares of Class B Common Stock owned by Sural. In addition to the shares owned by Sural, Mr. Roberts has options to purchase 658,125 shares of Class B Common Stock, all of which are currently exercisable. Since each share of Class B Common Stock is entitled to fifteen votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural constitute approximately 81% of the voting power of the two classes of the Company's voting Common Stock combined (82% if all other shares of Class A Common Stock which he is deemed to beneficially own and shares underlying his options to purchase Class B Common Stock currently exercisable are included). The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 11,608,482 shares of Class A Common Stock (approximately 27% of the Class A Common Stock). Mr. Ralph J. Roberts has indicated his intention to transfer control of Sural to Mr. Brian L. Roberts upon receipt of various regulatory and other approvals required in connection with such transfer.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the Class A Common Stock (one vote per share) and Class A Special Common Stock (generally non-voting) beneficially owned by each director and nominee for director of the Company, by Mr. Ralph J. Roberts (the "Chief Executive Officer"), and by each of the Company's other four most highly compensated executive officers during 1996 and by all directors and executive officers of the Company as a group, at the close of business on February 28, 1997. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                             AMOUNT BENEFICIALLY OWNED(1)             PERCENT OF CLASS(1)
                          ----------------------------------        ----------------------
                                                 CLASS A                          CLASS A
NAME OF BENEFICIAL OWNER     CLASS A             SPECIAL             CLASS A      SPECIAL
------------------------     -------             -------             -------      -------
Daniel Aaron............        189,310              662,675                 (2)          (2)
John R. Alchin(3).......             --              239,125(4)              (2)          (2)
Gustave G. Amsterdam....         25,269              141,018                 (2)          (2)
Sheldon M. Bonovitz.....         17,705(5)           232,163(6)              (2)          (2)
Julian A. Brodsky(3)....        280,559(7)         1,761,242                 (2)          (2)
Joseph L. Castle, II....            375               20,797                 (2)          (2)
Brian L. Roberts(3).....          4,061(8)           517,362(9)              (2)          (2)
Ralph J. Roberts(10)....      2,164,107(11)       10,506,929(12)            6.5%         3.6%
Lawrence S. Smith(3)....             --              314,159(13)             (2)          (2)
Bernard C. Watson.......             --               22,800                 (2)          (2)
Irving A. Wechsler......        122,763              507,277                 (2)          (2)
Anne Wexler.............             --               19,050                 (2)          (2)
All directors and
 executive officers as a
 group (13 persons)(3)..      2,845,040(5)(7)     15,149,636(4)(6)          8.5%         5.2%
                                (8)(11)             (9)(12)(13)(14)

--------
(1) With respect to each beneficial owner, the shares issuable upon exercise of his or her currently exercisable options and options exercisable within 60 days of February 28, 1997 are deemed to be outstanding for the purpose of computing the percentage of the class of Common Stock owned. Includes the following shares of Class A Special Common Stock for which the named individuals, and all directors and executive officers as a group, hold currently exercisable options or options exercisable within 60 days of February 28, 1997: Mr. Aaron, 13,800 shares; Mr. Alchin, 189,565 shares; Mr. Amsterdam, 18,300 shares; Mr. Bonovitz, 18,300 shares; Mr. Brodsky, 934,646 shares; Mr. Castle, 18,300 shares; Mr. Brian L. Roberts, 374,517 shares; Mr. Ralph J. Roberts, 4,412,566 shares; Mr. Smith, 269,930 shares; Mr. Watson, 18,300 shares; Mr. Wechsler, 13,800 shares; Ms. Wexler, 18,300 shares; and all directors and executive officers as a group, 6,444,976 shares.

(2) Less than one percent of the applicable class.

(3) The following named executive officers also beneficially own shares of common stock of QVC, Inc., a 57%-owned subsidiary of the Company, issuable under currently exercisable options or options exercisable within 60 days of February 28, 1997, to purchase such shares (see note (8) to the "Summary Compensation Table"): Mr. Alchin, 1,200 shares; Mr. Brodsky, 1,600 shares; Mr. Brian L. Roberts, 3,200 shares; Mr. Smith, 1,600 shares; and all directors and executive officers as a group, 7,600 shares. The number of shares of common stock of QVC, Inc. beneficially owned by each of them, and by all directors and executive officers as a group, represent less than one percent of the common stock of QVC, Inc.

(4) Includes 15 shares of Class A Special Common Stock owned in the Comcast Corporation Retirement-Investment Plan, as to which shares he disclaims beneficial ownership.

(5) Includes 5,486 shares of Class A Common Stock held in trust or as a custodian for his children, 6,425 shares owned by his wife, and 2,636 shares held by him as trustee for a testamentary trust, as to all of which shares he disclaims beneficial ownership.

(6) Includes 11,189 shares of Class A Special Common Stock held in trust or as a custodian for his children, 16,044 shares owned by his wife, 164,946 shares held by him as trustee for a testamentary trust, and 6,738 shares owned by a charitable foundation of which his wife is a trustee, as to all of which shares he disclaims beneficial ownership.

(7) Includes 20,000 shares of Class A Common Stock owned by a charitable foundation of which he and members of his family are directors and officers, as to which shares he disclaims beneficial ownership.

(8) Includes 1,356 shares of Class A Common Stock owned by his wife, as to which shares he disclaims beneficial ownership. See also note (4) to the table under the caption "Principal Shareholders."

(9) Includes 678 shares of Class A Special Common Stock owned by his wife, 20,542 shares owned in the Comcast Corporation Retirement-Investment Plan, and 59,140 shares owned by a charitable foundation of which he and his wife are directors and officers, as to all of which shares he disclaims beneficial ownership. See also note (4) to the table under the caption "Principal Shareholders."

(10) Pursuant to Rule 13d-3 of the Exchange Act, Mr. Ralph J. Roberts is also deemed to be the beneficial owner of 100% of the outstanding shares of the Company's Class B Common Stock owned by Sural. See notes (3) and (4) to the table under the caption "Principal Shareholders."

(11) Includes 1,845,037 shares of Class A Common Stock owned by Sural. See notes (3) and (4) to the table under the caption "Principal
     Shareholders."

(12) Includes 5,315,772 shares of Class A Special Common Stock owned by Sural and 11,800 shares owned by a charitable foundation of which he and his wife are trustees and as to which shares he disclaims beneficial ownership. See also note (4) to the table under the caption "Principal Shareholders."

(13) Includes 20,901 shares of Class A Special Common Stock owned in a Keogh Plan, as to which shares he disclaims beneficial ownership.

(14) Includes 15 shares of Class A Special Common Stock owned by an executive officer other than those named above in the Comcast Corporation Retirement-Investment Plan, as to which shares beneficial ownership is disclaimed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period January 1, 1996 through December 31, 1996 were made on a timely basis, except for one report of a sale of stock by Joseph L. Castle, II and one report of a sale of stock by Daniel Aaron, for which Forms 4 were inadvertently filed late.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the Company's last three fiscal years, certain information concerning the annual and long-term compensation, as well as other compensation paid to or for the Chief Executive Officer and each of the Company's other four most highly compensated executive officers:

                                                                           LONG-TERM
                                                                         COMPENSATION
                                     ANNUAL COMPENSATION                    AWARDS
                              ---------------------------------      ---------------------
                                                                                                 ALL OTHER
                                                                                               COMPENSATION
                                                                     RESTRICTED NUMBER OF      (PRINCIPALLY
                                                   OTHER ANNUAL        STOCK    SECURITIES     SPLIT-DOLLAR
NAME AND                                 BONUS ($) COMPENSATION        AWARDS   UNDERLYING       INSURANCE
PRINCIPAL POSITION(1)    YEAR SALARY ($)    (2)        ($)             ($)(3)   OPTIONS(#)    BENEFITS)($)(4)
---------------------    ---- ---------- --------- ------------      ---------- ----------    ---------------
Ralph J. Roberts........ 1996 $ 842,223  $     --   $1,182,376(5)(6)  $     --         --       $5,759,957(6)
 Chairman of the         1995   821,360        --      780,983(5)(6)        --         --        4,646,420(6)
 Board of Directors      1994   800,000        --      669,619(5)           --  2,220,000(7)     3,881,881
Julian A. Brodsky....... 1996 $ 625,000  $300,000   $   14,121(5)     $     --      4,000(8)    $1,095,051
 Vice Chairman of the    1995   625,000        --       24,705(5)           --    250,000(7)     1,285,803
 Board of Directors      1994   561,750        --       88,663(5)           --    805,000(7)       742,466
Brian L. Roberts........ 1996 $ 625,000  $662,000   $    2,336        $     --      8,000(8)    $   33,249
 President               1995   625,000   242,000       96,881              --    500,000(7)        32,383
                         1994   535,000   126,000      142,755(9)      308,000    535,000(7)        34,589
Lawrence S. Smith....... 1996 $ 625,000  $381,000   $    1,126        $     --      4,000(8)    $   34,727
 Executive Vice          1995   600,000    61,000       39,755              --    400,000(7)        33,924
 President               1994   380,000    68,000       18,882         110,688    200,000(7)        37,041
John R. Alchin.......... 1996 $ 526,000  $291,500   $    1,276        $     --      3,000(8)    $   35,230
 Senior Vice             1995   502,000    29,000       56,844              --    300,000(7)        34,531
 President-Treasurer     1994   355,000    31,000       20,140              --    135,000(7)        38,318

--------
(1) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's Chief Executive Officer.

(2) The bonuses earned in 1996 include bonuses payable under the Comcast Corporation 1996 Executive Cash Bonus Plan. See "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation--Bonuses" and "Proposal Two-- Approval of the Comcast Corporation 1996 Executive Cash Bonus Plan." In addition, the column includes bonuses paid to the named persons in 1996, 1995 and 1994 relating to the termination of the Company's discretionary bonus plan (see "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation--Effect of Internal Revenue Code Section 162(m)"), and guaranteed bonuses of $125,000 paid to Mr. Brian L. Roberts in 1996 and 1995 and $5,000 paid to Mr. Smith in 1996.

(3) This column represents the dollar value of the shares of restricted stock awarded to the named persons as of the date such shares were awarded. The awards of restricted stock are made in shares of Class A Special Common Stock ("Restricted Stock") pursuant to the Company's 1990 Restricted Stock Plan. The award to Mr. Brian L. Roberts in 1994 vests 30% on January 2 of the first year after grant, 15% on January 2 of each of the next two years, and the balance on the following January 2. The award to Mr. Smith in 1994 vested in its entirety on January 2, 1995. At December 31, 1996, the unvested Restricted Stock holdings for Mr. Brodsky were 41,250 shares (with a market value at that date of $734,766); for Mr. Brian L. Roberts were 60,175 shares (with a market value at that date of $1,071,867); for Mr. Smith were 12,375 shares (with a market value at that date of $220,430); and for Mr. Alchin were 12,375 shares (with a market value at that date of $220,430). Mr. Ralph J. Roberts does not hold any shares of Restricted Stock. Dividends are not payable and do not accrue on unvested shares of Restricted Stock.

(4) The amounts shown in this column principally represent benefits associated with split-dollar life insurance policies. In accordance with the terms of the split-dollar life insurance policies, the Company will recover all of the cumulative premiums paid by the Company for the whole-life portion of such policies. This column includes (with respect to amounts applicable to 1996): (a) the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for split-dollar life insurance policies paid by the Company projected on an actuarial basis (Messrs. Ralph J. Roberts, $5,096,207; Brodsky, $1,077,863; Brian L. Roberts, $26,018; Smith,
    $27,422; and Alchin, $28,000), although the Company believes that a more realistic determination of the economic value of the benefit would be based on an approach which calculates the time value of money (using the applicable short-term federal funds rate) of the premiums paid by the Company through 1996 (Messrs. Ralph J. Roberts, $1,914,544; Brodsky, $288,736; Brian L. Roberts, $11,626; Smith, $15,159; and Alchin, $15,083);
    (b) Company payments to the named executive officers to cover their premiums attributable to the term life insurance portion of the split-dollar life insurance policies (Messrs. Ralph J. Roberts, $658,500; Brodsky, $11,268; Brian L. Roberts, $1,311; Smith, $1,385; and Alchin, $1,310); (c) Company contributions to its 401(k) Retirement-Investment Plan in the amount of $5,250 for each of the named executive officers; and (d) Company payments to its long-term disability plan in the amount of $670 for each of the named executive officers (other than Mr. Ralph J. Roberts, who did not participate in such plan). See note (6) below.

(5) Includes amounts paid to offset tax liabilities incurred in connection with Company payments to the named executive officers to cover their premiums attributable to the term life insurance portion of the split-dollar life insurance policies (see note (4)(b) above). Such amounts are calculated based upon the amount of tax payable by the executive officers in accordance with the highest individual income tax bracket.

(6) The amounts shown as "Other Annual Compensation" and "All Other Compensation" applicable to Mr. Ralph J. Roberts in 1995 reflect certain premiums for split-dollar life insurance policies paid in 1996 which related to coverage in effect during 1995. If such premiums had been treated as compensation in the year paid (1996), the amounts for 1995 for Mr. Ralph J. Roberts would have been: Other Annual Compensation--$499,334, and All Other Compensation--$3,286,173; and the amounts for 1996 would have been: Other Annual Compensation--$1,464,025, and All Other Compensation-- $7,179,518.

(7) Represents the number of shares of the Company's Class A Special Common Stock issuable upon exercise of options. The number of securities underlying options granted prior to January 12, 1994 have been retroactively adjusted for the three-for-two stock split in the form of a 50% stock dividend paid on February 2, 1994 to shareholders of record on January 12, 1994.

(8) Represents the number of shares of the common stock of QVC, Inc., a 57%- owned subsidiary of the Company, issuable upon exercise of options granted to the named executive officers by the Compensation Committee of the QVC, Inc. Board of Directors on April 18, 1996, pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan. Such options were issued with tandem stock appreciation rights exercisable in lieu of the options for 75% of the excess of the value of the QVC, Inc. common stock (as determined pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan) over the exercise price of such options. Such options have an exercise price of $177.05 per share, representing the value of the shares underlying such options on the date of grant as determined pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan, and such options vest 20% upon grant and 20% on each January 1, 1997-2000, based on the named executive's continued service to the Company, except that vesting is accelerated upon a change of control of QVC, Inc. The QVC, Inc. options expire April 18, 2006.

   The value that might be realized upon exercise of such options immediately prior to April 18, 2006 (the expiration date of such options), assuming 0%, 5% and 10% annual compounded rates of appreciation on the QVC Common Stock over the terms of the options is as follows: 0%--Messrs. Brodsky, $1,381,040; Brian L. Roberts, $2,762,080; Smith, $1,381,040; Alchin,
   $1,035,780; 5%--Messrs. Brodsky, $2,694,960; Brian L. Roberts, $5,389,920;
   Smith, $2,694,960; Alchin, $2,021,220; 10%--Messrs. Brodsky, $4,710,760;
   Brian L. Roberts, $9,421,520; Smith, $4,710,760; Alchin, $3,533,070. At
   December 31, 1996, the excess of the fair market value of QVC, Inc. common stock over the exercise price for such options based upon the most recent valuation date was as follows: Messrs. Brodsky ($326,512 exercisable, $1,306,048 unexercisable); Brian L. Roberts ($653,024 exercisable, $2,612,096 unexercisable); Smith ($326,512 exercisable, $1,306,048 unexercisable); and Alchin ($244,884 exercisable, $979,536 unexercisable).

(9) Includes amounts paid to offset tax liabilities incurred in connection with the exercise of stock options. The plan pursuant to which these bonuses were paid was terminated by the Board of Directors as of December 31, 1993. See "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation--Effect of Internal Revenue Code Section 162(m)."

STOCK OPTION GRANTS

  No Comcast Corporation stock options or stock appreciation rights ("SARs") were granted during 1996 to the Chief Executive Officer or to any of the Company's other four most highly compensated executive officers. The Compensation Committee of the QVC, Inc. Board of Directors granted the named executive officers (other than the Chief Executive Officer) options to purchase common stock, together with tandem SARs of QVC, Inc., a 57%-owned subsidiary of the Company. See "Summary Compensation Table" and note (8) thereunder above.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth information related to options exercised during 1996 by the Chief Executive Officer and each of the Company's other four most highly compensated executive officers during 1996, and the number and value of options or SARs held at December 31, 1996 by such individuals.

   AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES AT DECEMBER 31, 1996

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                   DECEMBER 31, 1996(#)      DECEMBER 31, 1996($)
                                                 ------------------------- ----------------------------
                           SHARES
                          ACQUIRED
                             ON         VALUE
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- -----------    -------------
Ralph J. Roberts
 Class A Special Common
  Stock.................      838     $   4,784   4,412,566      767,154   $21,094,432     $5,080,158
 Class B Common Stock...       --            --     658,125           --     7,848,259(1)          --
Julian A. Brodsky(2)
 Class A Special Common
  Stock.................    6,750     $  71,438     861,317    1,095,555   $ 4,834,647     $3,838,912
 Class A Common Stock...   65,601       797,708          --           --            --             --
Brian L. Roberts(2)
 Class A Special Common
  Stock.................   10,084     $  58,823     205,388    1,011,474   $   522,042     $2,178,931
 Class A Common Stock...    7,697        93,596          --           --            --             --
Lawrence S. Smith(2)
 Class A Special Common
  Stock.................   19,296     $ 243,716     165,874      620,288   $   724,585     $1,821,373
John R. Alchin(2)
 Class A Special Common
  Stock.................       --     $      --     100,335      476,652   $   507,602     $1,417,494

--------
(1) Each share of Class B Common Stock is convertible into one share of Class A Common Stock or Class A Special Common Stock, at the option of the holder, and entitles the holder to fifteen votes per share. Each record holder of Class A Common Stock is entitled to one vote per share. The illustrated value of these options is based on the closing price of a share of Class A Common Stock on December 31, 1996. In addition, in accordance with the Compensation Agreement (see "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer" elsewhere in this Proxy Statement), the Chief Executive Officer is entitled to certain bonuses payable upon exercise of his Class B options to offset tax liabilities incurred in connection with the exercise of such options. At December 31, 1996, the Company's potential liability relating to such bonuses (based upon the market price of the Class A Common Stock on such date) was approximately $6.1 million and fluctuates based on the market value of the Company's Class A and Class B Common Stock. As of April 29, 1997, the potential liability for such bonuses was approximately $5.1 million. For more detail regarding the bonuses, see "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer."

(2) See also note (8) under "Summary Compensation Table."

PENSION PLANS

  Under the Company's Supplemental Executive Retirement Plan (the "Plan"), adopted July 31, 1989, supplemental retirement, death and disability benefits may be paid to or in respect of certain senior executives employed by the Company and its affiliated companies, as selected by the Company's Board of Directors. The Plan contemplates the payment of various percentages of a participant's Final Average Compensation (as actuarially reduced, in certain circumstances, and as defined below) in the event that the participant (i) elects to retire early (after the later of the participant's 55th birthday or 20 years of service with the Company); (ii) retires at age 65 or after; (iii) suffers a permanent disability which renders the participant incapable of employment in the same or a similar occupation; or (iv) dies. A participant may elect a reduction in lifetime benefits in exchange for the continuation of payments to a surviving spouse. As of the date of this Proxy Statement, Messrs. Ralph J. Roberts and Brodsky (who are each credited with 30 years of service, the maximum credited service provided under the Plan) are the only current employees selected by the Board of Directors to participate in the Plan.

  The following table shows the annual single life annuity retirement benefit which Messrs. Ralph J. Roberts and Brodsky, respectively, would receive based on remuneration covered by, and years of service credited under, the Plan if he had retired on January 1, 1997 at age 65. The benefits shown below are subject to reduction for Social Security benefits.

                                   PENSION PLAN TABLE

                   FINAL
                  AVERAGE      YEARS OF SERVICE
              COMPENSATION(1)   30 OR MORE(2)
              ---------------  ----------------
                 $300,000          $180,000
                  400,000           240,000
                  500,000           300,000
                  600,000           360,000
                  700,000           420,000
                  800,000           480,000
                  900,000           540,000

--------
(1) Final Average Compensation equals one-fifth of the total compensation for the five years preceding termination of employment. Compensation includes salary, bonus (including any deferred bonus) and any other supplementary remuneration, but excludes discretionary payments made to participants to offset tax liabilities incurred upon the exercise of nonqualified stock options and split-dollar life insurance bonuses.

(2) This column represents the maximum benefits payable under the Plan.

  The Company also has an agreement with Mr. Brodsky pursuant to which he is entitled to a $30,000 payment each year for 15 years commencing upon his termination of employment at or after attaining age 65, subject to a vesting schedule. Any benefits received under this agreement reduce the benefits to which Mr. Brodsky is entitled under the Plan.

AGREEMENTS WITH EXECUTIVE OFFICERS

 Compensation Agreement with the Chief Executive Officer

  A Compensation and Deferred Compensation Agreement and Stock Appreciation Bonus Plan with the Chief Executive Officer (the "Compensation Agreement") was approved by the Company's shareholders on June 22, 1994.

  The Compensation Agreement provides that the Chief Executive Officer will continue to serve as Chairman of the Board of Directors of the Company until December 31, 1997, and will continue to devote substantially all of his working time to the Company, on the terms and conditions summarized below. In addition, for a five year period following termination of the Compensation Agreement, he is required to perform certain functions, as the Company may request from time to time, to promote the interests and goodwill of the Company.

  Base Salary. The Compensation Agreement provides that the Chief Executive Officer will receive an annual base salary of $800,000 beginning in 1993, as adjusted (but never reduced) in order to reflect increases in the consumer price index subsequent to 1993.

  Split-Dollar Life Insurance. The Compensation Agreement requires the Company to provide and maintain insurance protection under the Company's Split-Dollar Life Insurance Plan for the Chief Executive Officer and his spouse in an amount which represented a total net after-tax cost to the Company of approximately $6.6 million at the time of implementation of the Compensation Agreement. Under the Split-Dollar Life Insurance Plan generally, the Company pays a portion of the annual premiums for joint-and-survivor life insurance policies for certain senior executive officers, and upon payment of the policies at death (or in the case of the Chief Executive Officer, of him and his spouse), the Company recovers all of the cumulative premiums previously paid by the Company for the whole-life portion of such policies. The Company will also continue to pay the Chief Executive Officer an annual cash bonus in an amount equal to the portion of the annual premium for such life insurance protection that he is required to pay under the Split-Dollar Life Insurance Plan (i.e., the portion of the premium representing the cost of term insurance); in addition, for the insurance required to be maintained under the Compensation Agreement the Company will increase the bonus by an amount sufficient to pay any income tax liability incurred in connection with payment of the bonus (collectively, the "Split-Dollar Bonus").

  Tax Grossed-Up Bonus and Stock Appreciation Bonus. Under the Compensation Agreement, the Company will pay mandatory cash bonuses to the Chief Executive Officer to offset income tax liability on certain of the income recognized upon exercise of his current nonqualified stock options for Class B Common Stock of the Company, to the extent such income is recognized due to appreciation in the value of such stock prior to September 9, 1993, the date of the Compensation Agreement (the "Tax Grossed-Up Bonus"), and a separate stock appreciation bonus essentially duplicating the Tax Grossed-Up Bonus for appreciation subsequent to the date of the Compensation Agreement, subject to a maximum of 125% of the appreciation of the Class A Common Stock in excess of $20.583 per share times the number of options for Class B Common Stock exercised (the "Stock Appreciation Bonus"). The requirement that the Company pay a Tax Grossed-Up Bonus or Stock Appreciation Bonus will apply notwithstanding termination of the Company's discretionary bonus plan effective December 31, 1993.

  Stock Option Grants. The Compensation Agreement provided for the award to the Chief Executive Officer of nonqualified options to purchase 2,220,000 shares of the Company's Class A Special Common Stock at the closing market price for such stock on March 15, 1994. This one-time option grant represented approximately 75% of the unexercised nonqualified options to purchase Class A Special Common Stock previously awarded to him, and the new options generally vest and expire at the same times as, and in proportion to, the vesting and expiration dates of the previously outstanding options. The purpose of the special option grant in the Compensation Agreement was to replace, in part, the potential benefits which had been provided by the Company's terminated discretionary bonus plan.

  The Compensation Agreement provides that the Chief Executive Officer will not receive further option grants through December 31, 1995. The Compensation Agreement also provides that the Company will consider means of replacing the potential benefits represented by the Company's terminated discretionary bonus plan with respect to the appreciation through March 15, 1994, in the options for Class A Special Common Stock previously awarded to the Chief Executive Officer, taking into account the financial position of the Company and the tax deductibility of any such payments. See "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation."

  Termination. The Compensation Agreement will terminate upon the Chief Executive Officer's death, at the Company's option upon his disability, or for cause (as such terms are defined in the Compensation Agreement) upon a vote of not less than two-thirds of the entire membership of the Company's Board of Directors. If his employment is terminated by reason of his death or disability, the Company shall continue to pay his annual base salary on a monthly basis to him or his spouse, during their lifetimes, for a maximum of five years, and the Split-Dollar Bonus, the Tax Grossed-Up Bonus, and the Stock Appreciation Bonus will continue to be payable. In the event of death, all of his outstanding options will vest fully and remain exercisable for their remaining terms. If his employment is terminated by the Company in violation of the Compensation Agreement, he shall remain entitled to substantially all of the benefits under the Compensation Agreement.

  Employment Agreements with Messrs. Smith and Alchin

  The Company has entered into employment agreements with two named executive officers of the Company, Lawrence S. Smith, the Company's Executive Vice President, and John R. Alchin, the Company's Senior Vice President and Treasurer. The following is a description of the material terms of such agreements.

  The term of such agreements is from January 1, 1995 through December 31, 2000 (the "Employment Period"). Mr. Smith and Mr. Alchin each agree to work full time for the Company during the Employment Period.

  The agreement with Mr. Smith provided for a base salary of $600,000 in 1995, and the agreement with Mr. Alchin provided for a base salary of $500,000 in 1995. In each case, for each year in the Employment Period subsequent to 1995 the base salary is increased by the greater of five percent or the percentage increase during the previous year in the consumer price index.

  Pursuant to the agreements, each of the executives is eligible to receive an annual performance bonus, commencing in 1996, of up to 50% of his base salary for the applicable year. The amount of the bonus will be determined annually by the Subcommittee on Performance-Based Compensation of the Board of Directors of the Company (the "Compensation Subcommittee"), based on the performance of the Company and of the named executive during such year, and is payable in cash or in shares of Class A Special Common Stock of the Company, at the discretion of the Compensation Subcommittee. The Comcast Corporation 1996 Executive Cash Bonus Plan being submitted to shareholders at the 1997 Annual Meeting is intended to satisfy Messrs. Smith's and Alchin's bonus rights under their employment agreements.

  Each agreement provides that the named executive's employment may be terminated without cause by the Company and that he may resign voluntarily. If the executive's employment is terminated without cause, he is entitled to receive his then-current base salary and all insurance, medical, or other similar benefits for a period of one year from the date of discharge, subject to offset by other compensation or benefits earned by the executive during such period, and he is entitled to receive his bonus for the year of discharge. If the executive resigns, or is terminated for cause (as defined in the agreement), he is entitled only to his base salary for days actually worked and any amounts due to him under the Comcast Corporation Deferred Compensation Plan.

  Under each of the agreements, the named executive agrees not to compete with the Company during his employment and for one year after termination of his employment (which period was extended in June 1996 to two years). The agreements also require each named executive to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach by the named executive of any of such obligations constitutes cause for termination of the applicable agreement, and terminates the Company's obligations for payments subsequent to any discharge of the named executive.

  Each of the agreements provides that it shall continue in effect upon the merger of the Company into another entity, or in similar events.

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on each of the Company's Class A Common Stock and Class A Special Common Stock during the five years ended December 31, 1996 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group consisting of the Company and five other companies engaged in the cable communications industry: Cablevision Systems Corporation (Class A); Jones Intercable, Inc.; TCA Cable TV, Inc.; Tele-Communications, Inc. (Class A); and Time Warner, Inc. The comparison assumes $100 was invested on December 31, 1991 in the Company's Class A Common Stock and Class A Special Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.




                             [GRAPH APPEARS HERE]



                                1992      1993      1994      1995      1996
--------------------------------------------------------------------------------
COMCAST CLASS A                  117       220       140       162       162
--------------------------------------------------------------------------------
COMCAST CLASS A SPECIAL          110       220       144       168       166
--------------------------------------------------------------------------------
S&P 500                          108       118       120       165       203
--------------------------------------------------------------------------------
PEER GROUP                       127       196       146       167       145
--------------------------------------------------------------------------------


REPORT OF THE COMPENSATION COMMITTEE AND THE SUBCOMMITTEE ON PERFORMANCE-BASED COMPENSATION ON EXECUTIVE COMPENSATION

  Compensation Policy. The Compensation Committee (the "Compensation Committee") is responsible for making recommendations to the Board of Directors on executive compensation. The Subcommittee on Performance-Based Compensation (the "Compensation Subcommittee") is responsible for establishing performance-based criteria and goals for compensation to senior executives and for administering the Company's 1987 Stock Option Plan, the 1996 Stock Option Plan, the 1990 Restricted Stock Plan and bonus plans. As used in this Report, the term "Committee" shall refer to the Compensation Committee and the Compensation Subcommittee, regardless of whether they acted separately or together.

  The goal of the Committee is to attract and retain highly qualified executive officers and key employees in an effort to enhance shareholder value. The Company attempts to realize these goals by providing competitive compensation and permitting executive officers to take an ownership stake in the Company commensurate with their relative levels of seniority and responsibilities. The members of the Compensation Committee and the Compensation Subcommittee are disinterested non-employee directors and the members of the Compensation Subcommittee are "outside directors" (as defined in Section 162(m) of the Internal Revenue Code).

  Each year the Committee conducts a review of the Company's executive compensation, except for the compensation of the Chief Executive Officer, which is determined under the Compensation Agreement. In 1996, this review included a comprehensive report from an independent compensation consultant which prepared a competitive analysis/survey of the Company's executive compensation program in comparison to programs maintained by approximately 85 media companies, including 20 substantial competitors in the cable industry. These companies represent a broad sampling of the Company's most direct competitors for executive talent and include the principal companies included in the peer group index in the Stock Performance Graph included elsewhere in this Proxy Statement. In light of the nature of their responsibilities, particularly the fact that the executive officers have overall corporate policy making, management and administrative responsibilities and are not directly responsible for the operating units of the Company, a key factor in the Committee's assessment of such officers is the Company's overall performance.

  The principal forms of executive compensation used by the Company in recent years are base salary, bonuses, stock options and restricted stock (which the Committee did not grant in 1996), and, for certain executives, split-dollar (whole) life insurance policies. The Company seeks to achieve a mix of these various forms of compensation which will properly compensate and motivate its executives on an individual basis commensurate with their relative levels of seniority and responsibility. The Committee's goal is to provide the named executive officers with total compensation that, based on individual and Company performance viewed over an appropriate period of time, is generally between the 50th and 75th percentile of total compensation for executives with comparable positions at peer companies, as confirmed by the independent compensation consultant retained by the Company.

  As discussed below, the Committee considers a variety of factors in arriving at the compensation paid to the Company's executive officers other than the Chief Executive Officer. No specific weighting was assigned by the Committee to any of the factors considered in determining the remuneration paid to the named executive officers for 1996.

  Base Salary. The Company's philosophy with respect to setting base salary is to compensate its executive officers with reasonable current income on a competitive basis. The base salary of the Chief Executive Officer was increased by approximately 2.5% in 1996 pursuant to the terms of his Compensation Agreement. The base salaries of Messrs. Smith and Alchin were increased by 5% each in 1996 pursuant to the terms of their employment agreements with the Company (in the case of Mr. Smith, $5,000 of such increase was awarded in the form of a guaranteed bonus). No base salary increases were awarded to Messrs. Brian L. Roberts or Brodsky in 1996. The Committee did not review any specific measures of individual or corporate performance in the determination of base salary of executive officers for 1996.

  In 1996, in conjunction with the issuance to certain named executive officers (other than the Chief Executive Officer) of options to purchase common stock of QVC, Inc., the Committee undertook a further review of the total compensation of each such named executive officer, including such options. Based on the advice of the Company's independent compensation consultant, the Committee determined not to adjust the compensation of any of such officers, subject, however, to agreements by Messrs. Brian L. Roberts and Brodsky to enter into agreements not to compete with the Company for one year following termination of their employment and, in the case of Messrs. Smith and Alchin, their agreement to extend the term of their existing employment agreements and non-competition obligations by an additional year.

  Bonuses. In August 1996, the Committee adopted the Comcast Corporation 1996 Executive Cash Bonus Plan (the "Executive Cash Bonus Plan"), subject to approval by the Company's shareholders at the 1997 Annual Meeting, and designated each of the named executive officers other than the Chief Executive Officer and Mr. Brodsky as participants in such plan. See "Proposal Two-- Approval of the Comcast Corporation 1996 Executive Cash Bonus Plan." Under the Executive Cash Bonus Plan, each executive designated by the Committee is eligible to earn an annual bonus of up to 50% of his base salary and guaranteed bonus, based on annual cash flow performance targets established by the Committee. For 1996, the Committee established targets of cash flow increases of 6% (which would produce 66 2/3% of the target bonus) and 9% (which would produce 100% of the target bonus) for the period July 1, 1996 through December 31, 1996, compared to the similar period in 1995. Cash flow increases between 6% and 9% would produce a bonus prorated between 66 2/3% and 100% of the target bonus. Based on the Company's cash flow for such periods, 100% of the target bonuses were earned for 1996 under the plan.

  The Executive Cash Bonus Plan was adopted based on the recommendation of the Company's independent compensation consultant, and to satisfy the terms of the Company's employment agreements with Messrs. Smith and Alchin. The Committee selected increases in cash flow as the single most significant measure of operating performance of the Company and other companies in the Company's industries.

  Notwithstanding that Mr. Brodsky was not designated as a participant in the Executive Cash Bonus Plan, the Committee determined to award him a bonus of $300,000 with respect to 1996, contingent (as with the bonuses under the Executive Cash Bonus Plan) on approval of the Executive Cash Bonus Plan by the Company's shareholders at the 1997 Annual Meeting. Such bonus was awarded based on the Committee's assessment of Mr. Brodsky's continued contribution to the success of the Company and to achievement of the target levels set for bonuses under the Executive Cash Bonus Plan.

  The bonuses awarded to Messrs. Brian L. Roberts and Smith for 1996 included annual guaranteed performance bonuses of $125,000 and $5,000, respectively, in addition to the bonuses awarded under the Executive Cash Bonus Plan. The remaining bonuses earned by the named executive officers (other than the Chief Executive Officer and Mr. Brodsky) in 1996 related to termination of the Company's discretionary bonus plan, as discussed below.

  Equity-Based Incentive Compensation. The Company's equity-based incentive compensation is in the form of stock option grants and restricted stock awards. The Committee believes that reliance upon such incentives is advantageous to the Company because it fosters a long-term commitment by the recipients to the Company and motivates these executives to seek to improve the long-term market performance of the Company's stock. Stock options produce value to executives only if the price of the Company's stock appreciates, thereby directly linking the interests of the executives with those of its shareholders.

  The Committee did not issue stock option grants or restricted stock awards to its named executive officers in 1996. Its decision not to make such grants and awards was based on the consideration of grants and awards made in previous years, which the Committee believed afforded adequate equity-based incentives to the named executive officers. The Committee also took into account its plan to adopt the Executive Cash Bonus Plan in which certain of the named executive officers would participate.

  Compensation of Chief Executive Officer. The Company's by-laws do not provide for a "Chief Executive Officer" of the Company. The Company has determined that, for 1996, Mr. Ralph J. Roberts, the Chairman of the Company's Board of Directors, was its chief executive officer for purposes of this Proxy Statement.

  The Chief Executive Officer's compensation for 1996 was determined under the terms of the Compensation Agreement. The Compensation Agreement was entered into effective September 9, 1993, as amended March 16, 1994, and approved by shareholders at the Annual Meeting of Shareholders on June 22, 1994. See "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer." The levels of compensation provided under the Compensation Agreement were determined based on a review by the Committee and the Company's independent compensation consultant of compensation levels of chief executive officers at other companies in comparable industries and of certain chief executive officers in other industries who, like Mr. Ralph J. Roberts, were founders of companies and the persons primarily responsible for the growth of such companies over a substantial period of time. The Committee also took into account its assessment of the importance of maintaining the continued active participation of the Chief Executive Officer in the Company's affairs over the period covered by the Compensation Agreement, the Company's growth and overall performance during the ten years prior to 1993, and the Chief Executive Officer's prior compensation levels during that period. The Committee did not consider specific performance measures in approving the Compensation Agreement, except to the extent that the Compensation Agreement provided for stock option grants in 1994 that were inherently related to future appreciation in the Company's Common Stock, and for bonuses and other compensation which replaced the Company's discretionary bonus plan, which also related to appreciation in the value of the Company's Common Stock over the period from 1986 through 1993.

  Such compensation consisted of the salary and benefits fixed by the Compensation Agreement (adjusted, in the case of salary, according to the cost-of-living formula contained in the Compensation Agreement) and, pursuant to the Company's undertaking in the Compensation Agreement to replace the potential benefits provided by the Company's terminated discretionary bonus plan, additional split-dollar life insurance benefits in an amount fixed in 1994 and generally calculated to produce the same after-tax cost to the Company as the potential benefits under the terminated discretionary bonus plan with respect to appreciation in the Chief Executive Officer's previously awarded nonqualified options prior to March 15, 1994. When such benefits were awarded in 1994, the Company's compensation consultant reviewed the calculation of the potential benefits provided by the terminated discretionary bonus plan and of the expected after-tax cost of the additional split-dollar life insurance benefits, and advised the Committee that its actions awarding such benefits were appropriate and reasonable.

  Effect of Internal Revenue Code Section 162(m). Effective January 1, 1994,
Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated executive officers of a public company (determined as of the last day of the company's tax year) will not be deductible for federal income tax purposes.

  The Committee engages in an ongoing review of the Company's compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid by the Company consistent with its existing commitments and ongoing competitive needs. Certain forms of compensation are not included in determining whether the $1.0 million limit under Section 162(m) has been exceeded, such as certain "performance based" compensation adopted by a committee of at least two outside directors and approved by shareholders, compensation paid under binding written contracts (including nonqualified stock options) in effect prior to the proposal of the new provision, and compensation paid pursuant to certain plans approved by shareholders prior to enactment of the new provision. These forms of compensation continue to be deductible without regard to Section 162(m). In general, compensation pursuant to nonqualified options granted to date under the Company's 1987 Stock Option Plan and 1996 Stock Option Plan will continue to be deductible for federal income tax purposes when the options are exercised.

  Certain compensation was awarded during 1996 after consideration of the termination of a plan (approved by shareholders on September 17, 1986) under which the Board of Directors had discretion to award cash bonuses to employees or directors exercising nonqualified options to reimburse such persons for the income taxes payable by them upon exercise of the options and receipt of the bonus. The Committee determined that the discretionary bonus plan did not come within any of the exceptions to Section 162(m), and that if bonuses were to be awarded under such plan in 1994 or thereafter, they might not be deductible. In addition, in light of the appreciation in the Company's Common Stock over the period 1987-1993, the Board determined that continuation of the bonus plan could impose significant cash burdens on the Company in future years. Accordingly, the Board of Directors terminated the discretionary bonus plan as of December 31, 1993.

  As part of the Committee's ongoing effort to replace the potential benefits provided by the Company's terminated discretionary bonus plan, four types of compensation were awarded to named executive officers in 1996. The Committee awarded lump-sum bonuses, or, in the case of the Chief Executive Officer, additional split-dollar life insurance benefits, in an amount generally calculated (together with similar compensation awarded in 1994 and 1995) to produce the same after-tax cost to the Company as the potential benefits under the terminated discretionary bonus plan with respect to appreciation in previously awarded nonqualified options prior to March 15, 1994. Such additional split-dollar life insurance benefits generally correspond to the benefits subject to the Compensation Agreement, except that they include for the Chief Executive Officer an additional bonus to offset federal gift taxes on the portion of the annual insurance premiums representing the cost of term insurance, which are imposed because the Chief Executive Officer's life insurance benefits would be received by a trust for the benefit of his children. The Committee also extended the additional bonus to apply to the benefits subject to the Compensation Agreement, which does not otherwise provide for such bonus. Finally, the Committee extended for three years the expiration date of the Chief Executive Officer's options to acquire 405,000 shares of Class B Common Stock at an exercise price of $4.84 per share, which would otherwise have expired in May 1996. The Company's compensation consultant advised the Committee that its actions terminating the discretionary bonus plan and awarding the compensation described above were appropriate and reasonable.

  As of the end of 1996, the Committee has completed the process of replacing the potential benefits provided by the terminated discretionary bonus plan with other forms of compensation. The Committee expects to continue to maintain the split-dollar life insurance arrangements put in place for the Chief Executive Officer and Mr. Brodsky, and to continue paying cash bonuses for this purpose (in addition to the bonuses awarded under the Executive Cash Bonus Plan) to the other named executive officers in approximately the same amounts paid in 1994-1996.

  The Committee adopted the Executive Cash Bonus Plan to conform to the requirements of Section 162(m) for deductibility of the bonus payments awarded under such plan. See "Proposal Two--Approval of the Comcast Corporation 1996 Executive Cash Bonus Plan."

  With respect to the Compensation Agreement, a portion of the compensation paid to the Chief Executive Officer will not or may not be deductible under
Section 162(m) to the extent it is paid during the course of his employment as an executive officer of the Company. The amount of compensation paid to the Chief Executive Officer in 1996 that is expected to be nondeductible to the Company is approximately $277,000. In addition, the Compensation Agreement provides for payment of a mandatory Tax Grossed-Up Bonus upon exercise of any of the Chief Executive Officer's options to acquire Class B Common Stock of the Company, which, if paid during the course of his employment as one of the five most highly paid executive officers of the Company, would not be deductible under Section 162(m). See "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer."

  The Committee determined that the Company should provide the above-described compensation regardless of its nondeductibility or potential nondeductibility, based on, among other things (1) its determination of a fair and competitive compensation level for the Chief Executive Officer taking into account his unique and invaluable contributions to the Company over the course of the Company's history, (2) the benefits to the Company if the Chief Executive Officer's incentive to retain Class B Common Stock obtained upon exercise of options is maximized, (3) the relatively minimal effect on the Company of forgoing deductibility of the specific annual compensation (other than the Tax Grossed-Up Bonus) in excess of $1.0 million, and (4) the possibility that the Tax Grossed-Up Bonus would not be required to be paid at a time when payment would be nondeductible. In addition, the Committee believes that the Company's former discretionary bonus plan which was terminated effective December 31, 1993 (and pursuant to which bonuses had generally been granted in an amount sufficient to reimburse persons exercising nonqualified stock options for tax liabilities incurred in connection with the exercise of such options and receipt of the bonus), despite technically failing to come within any of the exceptions to Section 162(m)'s nondeductibility rule, represented an appropriate potential benefit to him based on appreciation in the Company's stock subsequent to the dates on which the Chief Executive Officer was awarded nonqualified options. In entering into the Compensation Agreement, it determined not to deprive him of the opportunity to receive such compensation in connection with exercise of his options to purchase Class B Common Stock solely because of the possibility that all or a portion of such benefit would not be deductible for federal income tax purposes.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                       Gustave G. Amsterdam (Chairman)*
                              Sheldon M. Bonovitz
                               Joseph L. Castle*

* Members of the Subcommittee

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not an employee of the Company (a "non-employee director") receives an annual fee of $20,000, plus $1,500 for each meeting of the Board of Directors attended and $750 for each meeting of any committee of the Board of Directors attended which is not held in conjunction with a meeting of the Board of Directors. In addition, any outside director who serves as the chairperson of a committee of the Board of Directors receives an annual fee of $1,000. Each director is also reimbursed for incidental travel expenses for meetings attended. Mr. Amsterdam also receives $750 as compensation for each meeting attended as the designee of the Board of Directors on a committee of the Company's management.

  The Company's 1996 Stock Option Plan provides that each non-employee director will be granted annually, on each February 1, an option to purchase 5,400 shares of Class A Special Common Stock (except that the first such grant to a new non-employee director will be an option to purchase 9,000 shares) at an exercise price per share equal to the fair market value of a share of Class A Special Common Stock on the date of grant. Each such option becomes exercisable six months after the date of grant and generally expires five years from the date of grant.

CERTAIN RELATED PARTY TRANSACTIONS

  Mr. Daniel Aaron, a director of the Company and its former Vice Chairman of the Board of Directors, serves as a consultant to the Company on an as needed basis. Pursuant to this arrangement, Mr. Aaron earned $86,250 during 1996. During 1996, Mr. Aaron also earned the following amounts related to his prior service as a full-time executive officer of the Company: $48,851 under the Company's Supplemental Executive Retirement Plan, $30,000 under the Company's Executive Deferred Compensation Plan, and bonuses aggregating $29,021 under a split-dollar life insurance arrangement pursuant to which, in 1994, Mr. Aaron had exchanged certain of his rights to receive deferred compensation for life insurance benefits with an equivalent after-tax cost to the Company on a present value basis.

  Mr. Sheldon M. Bonovitz, a director of the Company, is a partner in the law firm of Duane, Morris & Heckscher, which provides services to the Company from time to time.

  Ms. Anne Wexler, a director of the Company, is Chairman of the Wexler Group, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Hill and Knowlton Public Affairs Worldwide provide services to the Company and received payments for such services from the Company of approximately $316,000 in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Ralph J. Roberts, Brodsky, and Brian L. Roberts, none of whom serve on the Compensation Committee of the Company, are also executive officers and directors of Storer Communications, Inc., and Comcast UK Cable Partners Limited, each a subsidiary of the Company, and in such capacities have participated in decisions regarding the compensation of certain executive officers of the respective corporations. Messrs. Ralph J. Roberts, Brodsky, and Brian L. Roberts do not, however, receive any additional compensation for serving as such executive officers or directors. Mr. Brian L. Roberts is the son of Mr. Ralph J. Roberts.

  Mr. Bonovitz, a member of the Compensation Committee, is a partner in the law firm of Duane, Morris & Heckscher, which provides services to the Company from time to time.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the meeting, the shareholders will elect ten directors to hold office for the ensuing year and until their respective successors have been duly elected and qualified. Should any one or more of these nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. Each of the nominees currently is serving as a director of the Company.

  The following sets forth certain information about each nominee:

  Ralph J. Roberts, 77, has served as a director and Chairman of the Board of Directors of the Company for more than five years. He is the President and a director of Sural. Mr. Roberts devotes the major portion of his time to the business and affairs of the Company. Mr. Roberts is also a director of Storer Communications, Inc., and Comcast UK Cable Partners Limited.

  Julian A. Brodsky, 63, has served as a director and Vice Chairman of the Board of Directors of the Company for more than five years. He serves as Treasurer and a director of Sural. Mr. Brodsky devotes the major portion of his time to the business and affairs of the Company. He is also a director of Storer Communications, Inc., RBB Fund, Inc., and Comcast UK Cable Partners Limited.

  Brian L. Roberts, 37, has served as President of the Company and a director for more than five years. Mr. Roberts serves as Vice President and a director of Sural. Mr. Roberts devotes the major portion of his time to the business and affairs of the Company. He is the son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Teleport Communications Group, Inc., Storer Communications, Inc., and Comcast UK Cable Partners Limited.

  Daniel Aaron, 71, has served as a director of the Company for more than five years. He served as Vice Chairman of the Board of Directors of the Company for more than five years until his retirement in February 1991. He continues to serve as a consultant to the Company.

  Gustave G. Amsterdam, 88, has been a director of the Company for more than five years. Mr. Amsterdam was, for more than five years before his retirement, Chairman of the Board of Bankers Securities Corporation, a mercantile, real estate management and operating company.

  Sheldon M. Bonovitz, 60, has been a director of the Company for more than five years. Mr. Bonovitz has been a partner specializing in tax matters with the law firm of Duane, Morris & Heckscher for more than five years. Mr. Bonovitz is a nephew by marriage of Ralph J. Roberts and a cousin by marriage of Brian L. Roberts. Mr. Bonovitz is also a director of Surgical Laser Technologies, Inc., and MEDIQ, Incorporated.

  Joseph L. Castle, II, 64, has been a director of the Company for more than five years. Mr. Castle has been, for more than five years, a financial consultant and is the Chairman and Chief Executive Officer and a director of Castle Energy Corporation, an independent oil and gas exploration and production company. Mr. Castle is also a director of Charming Shoppes, Inc., and Mark Centers Trust.

  Bernard C. Watson, 69, has been a director of the Company for more than five years. Dr. Watson has been Chairman of the Board of Directors of Health Management Alternatives Foundation since 1993. Prior to assuming his current position, he was President and Chief Executive Officer of the William Penn Foundation for more than five years.

  Irving A. Wechsler, 76, has been a director of the Company for more than five years. Mr. Wechsler has been, for more than five years, a partner in the firm of Wechsler, Wolsh and Associates, Certified Public Accountants, in Pittsburgh, Pennsylvania.

  Anne Wexler, 67, has been a director of the Company for more than five years and has been for more than five years Chairman of the Wexler Group, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Ms. Wexler is also a director of Alumax, Inc., The Continental Corporation, The Dreyfus Corporation Index Funds, The Dreyfus Corporation Mutual Funds, New England Electric System, and Nova Corporation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Compensation Committee has a Subcommittee on Performance-Based Compensation.

  Messrs. Ralph J. Roberts (Chairman), Amsterdam and Bonovitz serve as members of the Executive Committee, which held three meetings during 1996. The Committee acts for the directors in the intervals between meetings of the Board.

  Messrs. Amsterdam, Bonovitz, Castle, Watson and Wechsler (Chairman) serve as members of the Audit Committee, which held three meetings during 1996. The Committee meets with the Company's independent public accountants, counsel, internal audit department and management to discuss the scope and results of the annual audit, internal accounting procedures and certain other questions of accounting policy.

  Messrs. Amsterdam (Chairman), Bonovitz and Castle serve as members of the Compensation Committee, which held four formal meetings during 1996. The Committee considers and determines all compensation matters relating to the Company's executive officers (other than matters which are handled by the Subcommittee as described below). Messrs. Amsterdam and Castle serve as members of the Subcommittee on Performance-Based Compensation, which held one additional meeting during 1996. The Subcommittee's functions include administrating the Company's stock option, restricted stock and bonus plans and establishing performance-based criteria and goals for compensation to senior executive officers.

  Messrs. Aaron, Castle and Watson and Ms. Wexler (Chairperson) serve as members of the Nominating Committee, which met one time during 1996. The Committee reviews the size and composition of the Board of Directors and is responsible for recommending nominees to serve on the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates to serve as directors if nominated and elected should be sent to the President of the Company at Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The Company's by-laws require that written notice of the intent to make a nomination at a meeting of shareholders must be received by the President of the Company (a) with respect to an election to be held at an annual meeting, not less than 90 days in advance of the date which is the one year anniversary of the prior year's annual meeting of shareholders, and (b) with respect to an election to be held at a special meeting, the close of business on the seventh day following the day on which notice of a special meeting of shareholders for the election of directors is given to shareholders. The notice must contain: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

  The Board of Directors held six meetings in 1996. No member of the Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served, except for Ms. Wexler, who attended five out of seven meetings.

                                 PROPOSAL TWO

                      APPROVAL OF THE COMCAST CORPORATION
                        1996 EXECUTIVE CASH BONUS PLAN

  On August 15, 1996, the Subcommittee on Performance-Based Compensation (the "Compensation Subcommittee") adopted the Comcast Corporation 1996 Executive Cash Bonus Plan (the "Executive Cash Bonus Plan" or the "Plan"), subject to approval by the Company's shareholders at the 1997 Annual Meeting.

DESCRIPTION OF THE EXECUTIVE CASH BONUS PLAN

  The following is a summary of the material features of the Executive Cash Bonus Plan.

  The Executive Cash Bonus Plan provides for an annual cash bonus to be paid to eligible employees of the Company selected by the Compensation Subcommittee ("Participants") with respect to years from 1996 (beginning July 1, 1996) through 2000 (each a "Plan Year"). The purpose of the Plan is to provide performance-based cash bonus compensation in accordance with a formula that is based on the financial success of the Company as part of an integrated compensation program. The Plan is intended to satisfy the requirements in Section 162(m) of the Internal Revenue Code and regulations thereunder for "performance based compensation" to employees subject to that provision, which compensation is deductible by the Company even if total compensation to an employee receiving it exceeds $1,000,000 in any year.

  Eligibility. The Executive Cash Bonus Plan provides that the Participants in the Plan shall be Brian L. Roberts, Lawrence S. Smith, John R. Alchin, Stanley
L. Wang, and such other key executives as may be designated by the Compensation Subcommittee to participate in the Plan from time to time. The Compensation Subcommittee has not designated any other employees to participate in the Plan in 1996 or 1997, although the Compensation Subcommittee has authorized a bonus for Mr. Julian A. Brodsky with respect to 1996, contingent upon shareholder approval of the Plan. The Compensation Subcommittee expects that Participants in the Plan will be limited to employees whose compensation is or may be subject to Section 162(m) (generally, the Company's executive officers).

  Bonus Entitlement. The maximum amount of the bonus payable under the Executive Cash Bonus Plan (the "Target Bonus") with respect to any Plan Year is (a) one-half of the sum of a Participant's base salary and any guaranteed bonus awarded by the Compensation Subcommittee to such Participant for such Plan Year, plus (b) the amount, if any, by which the Participant's bonus under the Plan in any prior Plan Year was less than the Target Bonus for such prior Plan Year(s). In no event, however, can a Participant's Target Bonus for any Plan Year exceed $1,000,000.

  The Plan requires that at the beginning of each Plan Year the Compensation Subcommittee establish two goals for the Company's Cash Flow (as defined in the Plan) for such year, a First Tier Goal and a Second Tier Goal (which shall be higher than the First Tier Goal). Each Participant in the Plan is entitled to a bonus with respect to a Plan Year which is equal to 66 2/3% of the Participant's Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the First Tier Goal, and 100% of the Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the Second Tier Goal. If the level of Cash Flow for the Plan Year is higher than the First Tier Goal and lower than the Second Tier Goal, the bonus with respect to such Plan Year shall be such percentage of the Participant's Target Bonus in excess of 66 2/3% as is determined by prorating the difference between 66 2/3% and 100%. If the level of Cash Flow for a Plan Year is below the First Tier Goal established with respect to such Plan Year, no bonus is payable under the Plan for that Plan Year.

  Each Participant shall be entitled to receive a bonus in accordance with the Plan only after certification by the Committee that the performance goals have been satisfied. The bonus payment under the Plan is be paid to each Participant as soon as practicable following the close of the applicable Plan Year.

  The Compensation Subcommittee has discretion under the Plan to reduce or eliminate the bonus otherwise payable to a Participant if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

  In the event any payment of a bonus otherwise payable under the Plan occurs more than two months after the close of the Plan Year, the amount of the bonus otherwise payable shall be increased by the amount such bonus payment would earn if it were invested in an investment bearing a 7% annual rate of return, compounded daily, or such other reasonable rate of interest as may be determined by the Compensation Subcommittee, during the period from the close of the Plan Year with respect to which such bonus is paid and the date the bonus is actually paid.

  "Cash Flow" is defined in the Plan as the operating income before depreciation and amortization for the Company and those of its subsidiaries which are included with the Company in its consolidated financial statements as prepared by the Company in accordance with generally accepted accounting principles. In the event of a significant acquisition or disposition of any assets, business division, company or other business operations of the Company during a Plan Year that is reasonably expected to have an effect on Cash Flow as otherwise determined under the terms of the Plan, the Plan provides that the First Tier Goal and the Second Tier Goal shall be adjusted to take into account the impact of such acquisition or disposition so as to preserve the relationship between the Cash Flow goals for the Plan Year and the Company's performance in the prior comparable period, on a pro forma basis giving effect to the acquisition or disposition, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior Plan Year and the current Plan Year.

  For 1996, the "Plan Year" is defined as the period from July 1, 1996 to December 31, 1996, and the Target Bonus is based on each Participant's base salary and any guaranteed bonus for calendar year 1996. The First Tier Goal established by the Compensation Subcommittee for the 1996 Plan Year was a 6% increase in Cash Flow compared to the equivalent period in 1995. The Second Tier Goal established by the Compensation Subcommittee for the 1996 Plan Year was a 9% increase in Cash Flow compared to the equivalent period in 1995.

  Administration. The Executive Cash Bonus Plan is administered by the Compensation Subcommittee.

  Amendment and Termination of the Plan. The Executive Cash Bonus Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that is due, but has not yet been paid, and provided further that no changes that would increase the amount of bonuses determined under provisions of the Plan shall be effective without approval by the Compensation Subcommittee and without disclosure to and approval by the shareholders of the Company in a separate vote prior to payment of such bonuses. In addition, the Plan may be modified or amended by the Compensation Subcommittee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Internal Revenue Code as they relate to the exemption for "performance-based compensation" under Section 162(m).

NEW PLAN BENEFITS

  The following bonuses have been earned under the Executive Cash Bonus Plan by the Chief Executive Officer and each of the Company's other four most highly compensated executive officers, all executive officers as a group, all non-executive directors as a group, and all non-executive officer employees as a group with respect to the 1996 Plan Year, and will be paid provided that the Company's shareholders approve the Plan. The amounts shown below represent 100% of the Target Bonuses for the 1996 Plan Year for each of the individuals or groups shown, based on the Company's achievement of the Second Tier Goal for the 1996 Plan Year.

              COMCAST CORPORATION 1996 EXECUTIVE CASH BONUS PLAN

   NAME AND POSITION                                        DOLLAR VALUE ($)
   -----------------                                        ----------------
   Ralph J. Roberts........................................    $       --
    Chairman of the Board of Directors
   Julian A. Brodsky.......................................    $       --(1)
    Vice Chairman of the Board of Directors
   Brian L. Roberts........................................    $  387,600(2)
    President
   Lawrence S. Smith.......................................    $  325,600(2)
    Executive Vice President
   John R. Alchin..........................................    $  271,300(2)
    Senior Vice President--Treasurer
   Executive Officers as a Group...........................    $1,174,400(1)(2)
   Non-Executive Directors as a Group......................    $       --
   Non-Executive Officer Employees as a Group..............    $       --

--------
(1) Mr. Brodsky has not been designated a Participant in the Plan, but has been awarded a separate cash bonus of $300,000 with respect to 1996, contingent on shareholder approval of the Plan.

(2) Includes interest at 7%, compounded daily, from January 1, 1997 to the approximate date of payment of the bonus(es) provided that the Plan is approved at the 1997 Annual Meeting (approximately 3.25% of the amount shown).

  Maximum Target Bonuses for Plan Participants in 1997 are approximately equal to the amounts shown above for 1996, less the portion of such amounts constituting interest (approximately $38,200 in the aggregate), except that the Target Bonuses have increased by 5% (an aggregate of approximately $56,800) based on the increase in the Participants' salaries and guaranteed bonuses. It is not expected that payment of any bonuses earned under the Plan for 1997 would be delayed beyond the date on which Participants are entitled to earn interest under the Plan. There can be no assurance that the target performance goals will be met by the Company for any year during the term of the plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMCAST CORPORATION 1996 EXECUTIVE CASH BONUS PLAN.

                                PROPOSAL THREE

               TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  Subject to approval by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

  A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ABOVE PROPOSAL.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1998 must be received by January 16, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to Stanley
L. Wang, Senior Vice President and Secretary, at the address of the Company set forth on the first page of this Proxy Statement. Notwithstanding the foregoing, shareholders with suggestions on the nomination of directors must comply with the procedures set forth under the caption "Committees and Meetings of the Board of Directors."

                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO "INVESTOR RELATIONS" AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                           [FORM OF PROXY -- CLASS A]

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF DIRECTORS OF COMCAST CORPORATION

        The undersigned, a holder of Class A Common Stock of COMCAST CORPORATION, hereby constitutes and appoints RALPH J. ROBERTS and STANLEY WANG, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 18, 1997 at 9:00 a.m., at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of CLASS A COMMON STOCK which the undersigned would be entitled to vote if personally present, as follows:

        1.  [_]  FOR all ten nominees for director listed below.

            [_] WITHHOLD AUTHORITY to vote for all ten nominees for director listed below.

            [_] FOR all ten nominees for director listed below, EXCEPT WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) WHOSE NAME(S) IS (ARE) LINED THROUGH. Nominees: Ralph J. Roberts, Julian A. Brodsky, Brian L. Roberts, Daniel Aaron, Gustave G. Amsterdam, Sheldon M. Bonovitz, Joseph L. Castle, II, Bernard
C. Watson, Irving A. Wechsler, and Anne Wexler.


        2.  To approve the Comcast Corporation 1996 Executive Cash Bonus Plan.

            [_] FOR          [_] AGAINST      [_] ABSTAIN

        3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

            [_] FOR          [_] AGAINST      [_] ABSTAIN

        4. To vote on such other business which may properly come before the meeting.


        Unless otherwise specified, the shares will be voted "FOR" the election of all ten nominees for director and "FOR" the other proposals set forth above. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

(Please sign and date on reverse side)

(Continued from other side)

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K OF COMCAST CORPORATION.

                                      Date: _______________, 1997


                                      -------------------------
                                      Signature of Shareholder


                                      -------------------------
                                      Signature of Shareholder

NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

APPENDIX
                              COMCAST CORPORATION

                        1996 EXECUTIVE CASH BONUS PLAN

     1.    PURPOSE
           -------

     The purpose of the Plan is to provide, subject to shareholder approval and approval by the Committee (as defined below), performance-based cash bonus compensation for certain employees of Comcast Corporation, a Pennsylvania corporation (the "Company") in accordance with a formula that is based on the financial success of the Company as part of an integrated compensation program which is intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty.

     2.    DEFINITIONS
           -----------

     The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

     "Board of Directors" shall mean the Board of Directors of the Company.

     "Cash Flow" shall mean the operating income before depreciation and amortization for the Company and those of its affiliates which are included with the Company in its consolidated financial statements as prepared by the Company in accordance with generally accepted accounting principles.

     "Committee" shall mean the Subcommittee on Performance-Based Compensation of the Compensation Committee of the Board of Directors.

     "Company" shall mean Comcast Corporation, a Pennsylvania corporation, and any successor thereto.

     "First Tier Goal" shall mean the performance goal, measured in terms of level of Cash Flow, as established by the Committee for each Plan Year. The First Tier Goal is the performance measure which, if achieved, permits payment to each Participant of 66 2/3% of the Participant's Target Bonus. The Committee shall in all events establish the First Tier Goal for each Plan Year no later than 90 days after the first day of the Plan Year or, if sooner, within the first 25% of the Plan Year. The First Tier Goal shall be established at the discretion of the Committee, provided, however, that the Committee must determine that, as of the date the First Tier Goal is established, it is substantially uncertain whether the level of Cash Flow required to meet the First Tier Goal will be achieved.

     "Participant" shall mean those persons eligible to participate in the Plan in accordance with Section 3.

     "Plan" shall mean the 1996 Comcast Corporation Executive Cash Bonus Plan.

     "Plan Year" shall mean the calendar year, except that the first Plan Year shall be the period from July 1, 1996 through December 31, 1996.

     "Second Tier Goal" shall mean the performance goal, measured in terms of level of Cash Flow, as established by the Committee for each Plan Year. The Second Tier Goal is the performance measure which, if achieved, permits payment to each Participant of 100% of the Participant's Target Bonus. The Committee shall establish the Second Tier Goal for each Plan Year at the same time that it establishes the First Tier Goal for such Plan Year. The Second Tier Goal shall be a level of Cash Flow chosen at the discretion of the Committee that is higher than the level of Cash Flow chosen for the Plan Year as the First Tier Goal.

     "Target Bonus" shall mean, with respect to any Participant for any Plan Year, the sum of (a) 50% of the Participant's base salary and any guaranteed bonus (other than any bonus awarded on account of the termination as of December 31, 1993, of the Company's discretionary cash bonus plan) as of the first day of the Plan Year and (b) the amount, if any, of such Participant's Target Bonus for any prior Plan Year which was not earned due to failure to meet the First Tier Goal or the Second Tier Goal; provided, however, that in no event shall any Participant's Target Bonus for any Plan Year exceed $1,000,000.

     3.    PARTICIPATION
           -------------

     The Participants in the Plan shall be Brian L. Roberts, Lawrence S. Smith, John R. Alchin, Stanley Wang, and such other key executives as may be designated by the Committee to participate in the Plan from time to time.

     4.    TERM OF PLAN
           ------------

     Subject to approval of the Plan by the Committee and the shareholders of the Company, the Plan shall be in effect as of July 1, 1996 and shall continue until all amounts required to be paid with respect to all Plan Years up through and including the Plan Year ending December 31, 2000 are paid by the Company, unless sooner terminated by the Board of Directors.

     5.    BONUS ENTITLEMENT
           -----------------

     Each Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification by the Committee that the performance goals set forth in Section 6 have been satisfied. The bonus payment under the Plan shall be paid to each Participant as soon as practicable following the close of the Plan Year with respect to which the bonus is to be paid. Notwithstanding anything contained herein to the contrary, no bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the shareholders of the Company and the approval of the Plan by such shareholders.

              6.    AMOUNTS OF PERFORMANCE-BASED COMPENSATION BONUS
                    -----------------------------------------------
BONUS
-----

              (a) Each Participant in the Plan shall be entitled to a bonus with respect to a Plan Year which is equal to 66 2/3% of the Participant's Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the First Tier Goal, and 100% of the Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the Second Tier Goal. If the level of Cash Flow for the Plan Year is higher than the First Tier Goal and lower than the Second Tier Goal, the bonus with respect to such Plan Year shall be such percentage of the Participant's Target Bonus in excess of 66 2/3% as is determined by prorating the difference between 100% and 66 2/3% according to the level of Cash Flow in excess of the First Tier Goal divided by the difference between levels of Cash Flow represented by the Second Tier Goal and the First Tier Goal. If the level of Cash Flow for a Plan Year is below the First Tier Goal established with respect to such Plan Year, no bonus shall be payable under the Plan for that Plan Year.

              (b) In the event any payment of a bonus otherwise payable under the Plan occurs more than two months after the close of the Plan Year with respect to which the bonus is paid because the required disclosure of the terms of the Plan to the shareholders of the Company and the approval of the Plan by such shareholders delays such bonus payment, the amount of the bonus otherwise payable shall be increased by the amount such bonus payment would earn if it were invested in an investment bearing a 7% annual rate of return, compounded daily, or such other reasonable rate of interest as may be determined by the Committee, during the period from the close of the Plan Year with respect to which such bonus is paid and the date the bonus is actually paid.

              (c) Notwithstanding anything contained herein to the contrary, in the event there is a significant acquisition or disposition of any assets, business division, company or other business operations of the Company that is reasonably expected to have an effect on Cash Flow as otherwise determined under the terms of the Plan, the First Tier Goal and the Second Tier Goal shall be adjusted to take into account the impact of such acquisition or disposition by increasing or decreasing such goals in the same proportion as Cash Flow of the Company would have been affected for the prior Plan Year on a pro forma basis had such an acquisition or disposition occurred on the same date during the prior Plan Year (except in the case of the first Plan Year the adjustment shall be made by reference to the effect such an acquisition or disposition on the same date during the prior calendar year would have had on Cash Flow for the period commencing July 1, 1995 and ending December 31, 1995). Such adjustment shall be based upon the historical equivalent of Cash Flow of the assets so acquired or disposed of for the prior Plan Year, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior Plan year and the current Plan Year.

              (d) Notwithstanding the determination of the amount of a Participant's bonus payable with respect to any Plan Year under Section 6(a), the Committee shall have the discretion to reduce or eliminate the bonus otherwise payable to a Participant if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

              7.   COMMITTEE
                   ---------

                   (a)   Powers. The Committee shall have the power and duty to
                         ------
do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

                         (i)    provide rules and regulations for the
management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

                         (ii)   construe the Plan, which construction, as long
as made in good faith, shall be final and conclusive upon all parties hereto;
and

                         (iii)  correct any defect, supply any omission, or
reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

              The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

                   (b)   Indemnity. No member of the Committee shall be directly
                         ---------
or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

                   (c)   Compensation and Expenses.  Members of the Committee
                         -------------------------
shall receive no separate compensation for services other than compensation for their services as members of the Board of Directors, which compensation can include compensation for services at any committee meeting attended in their capacity as members of the Board of Directors. Members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such expenses, as well as extraordinary expenses authorized by the Company, shall be paid by the Company.

             (d)   Participant Information. The Company shall furnish to the
                   -----------------------
Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

             (e)   Inspection of Documents. The Committee shall make available
                   -----------------------
to each Participant, for the examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant under the Plan.

        8.   EFFECTIVE DATE, TERMINATION AND AMENDMENT
             -----------------------------------------

             (a)  Effective Date of Participation in Plan. Subject to
                  ---------------------------------------
shareholder and Committee approval of the Plan, participation in this Plan shall be effective as of July 1, 1996 and shall continue thereafter until the Plan is terminated.

             (b)  Amendment and Termination of the Plan. The Plan may be
                  -------------------------------------
terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that is due, but has not yet been paid, and provided further that no changes that would increase the amount of bonuses determined under provisions of the Plan shall be effective without approval by the Committee and without disclosure to and approval by the shareholders of the Company in a separate vote prior to payment of such bonuses. In addition, the Plan may be modified or amended by the Committee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as they relate to the exemption for "performance-based compensation" under the limitations on the deductibility of compensation imposed under Code Section 162(m).

        9.   MISCELLANEOUS PROVISIONS
             ------------------------

             (a)  Unsecured Creditor Status. A Participant entitled to a bonus
                  -------------------------
payment hereunder, shall reply solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

             (b)  Other Company Plans. It is agreed and understand that any
                  -------------------
benefits under this Plan are in addition to any and all benefits to which a participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

                       (c)   Separability. If any term or condition of the Plan
                             ------------
shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

                       (d)   Continued Employment. Neither the establishment of
                             --------------------
the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

                       (e)  Incapacity. If the Committee determines that a
                            ----------
Participant is unable to care for his affairs because of illness or accident, any benefit due such Participant under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

                       (g)  Jurisdiction. The Plan shall be construed,
                            ------------
administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

                       (h)  Withholding. The Participant shall make appropriate
                            -----------
arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.